EXHIBIT 99.1

RADNOR HOLDINGS CORPORATION ANNOUNCES ENGAGEMENT OF

LEHMAN BROTHERS TO CONDUCT REVIEW OF STRATEGIC ALTERNATIVES

AND

RELEASES PRELIMINARY FIRST QUARTER OPERATING RESULTS

RADNOR, Pa., June 15, 2006 /PRNewswire/ — Radnor Holdings Corporation (the "Company") announced today that it is undertaking a comprehensive review of its strategic alternatives, including potential capital raising, recapitalization, asset sale and other restructuring transactions designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity. The Company has retained Lehman Brothers to serve as its financial advisor in its review of strategic alternatives. This strategic review is in addition to the Company's previously announced company-wide cost reduction program to reduce operating costs by $16-19 million annually and improve operating efficiencies.

In furtherance of its initiatives, the Company is in discussions with the lenders under each of its senior secured credit facilities, and has entered into an agreement with the bank lenders under the Company's domestic revolving credit and security agreement (the "Bank Agreement"). Under the terms of the agreement, the bank lenders will continue to provide funding for the Company's operations through August 31, 2006, subject to the ongoing satisfaction of certain conditions. The bank lenders also agreed to forbear from exercising their rights and remedies regarding repayment of certain advances that have been made to the Company in excess of advances permitted by the Bank Agreement. Excess advances total approximately $20 million, including certain reserves and a block reducing availability. The Company also is in discussions with the lenders under the loan facilities for its foreign subsidiaries to address certain covenant defaults under the relevant loan agreements and to modify certain covenants under those agreements going forward.

"The Company has implemented its previously announced cost reduction initiatives; however, the business continues to face volatility and escalating prices in the resin and energy markets and a higher interest rate environment. These factors, which occurred during a period when the Company has been investing in new product launches, require us to examine alternatives for reducing the Company’s overall indebtedness. We are engaging in a constructive dialogue with our lenders to provide ongoing adequate liquidity for our business, while we work towards putting together a longer-term strategic solution which achieves our financial goals," Michael Kennedy, the Company's CEO, stated.

The Company also has notified the trustee of its outstanding 11% Unsecured Senior Notes due 2010 that it was not in compliance with certain covenants in the Indenture governing the Senior Notes. Under the terms of the Indenture, such events of non-compliance could, upon the happening of certain events, constitute a default, subject to the Company's right to cure such non-compliance during a period of not less than thirty days.

The Company also announced preliminary operating results for the first quarter of 2006. Net sales increased $1.3 million, or 1.1%, to $116.2 million during the three months ended March 31, 2006 compared to the three months ended April 1, 2005, while gross profit decreased by at least $4.5 million, or 25%. Higher average selling prices at the Company's packaging operations were partially offset by lower overall sales volumes and the unfavorable impact of changes in foreign currency exchange rates. The decrease in gross profit was primarily due to higher material and other manufacturing costs and lower sales volumes which were partially offset by the higher average selling prices described above. Income from operations decreased by at least $5.7 million due to lower gross profit combined with higher distribution costs. The decrease in both gross profit and income from operations for the first quarter could be materially larger as a result of certain charges that could result from the Company's ongoing review of inventory adjustments. As previously disclosed, in connection with the preparation of its consolidated financial statements for the fiscal quarter ended March 31, 2006, the Company is evaluating the out of period inventory adjustment on its current and historical financial statements, as well as the related impact with respect to the Company's internal controls. Upon completion of this evaluation, the Company intends to finalize its first quarter financial statements and file its quarterly report on Form 10-Q for the first quarter.

Cautionary Statements

This press release contains forward-looking statements. These statements represent management's current views and are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied herein. Factors that could cause the Company's results to differ materially from those expressed or implied herein include (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company's product mix and demand and pricing for the Company's products; (ii) market and economic factors, including changes in interest rates, international conditions, currency exchange rates, credit ratings issued by rating organizations and pension and healthcare costs and the effect of natural disasters, such as hurricanes; (iii) the Company's review of strategic alternatives, including the ability to realize anticipated benefits from pursuit of one or more strategic alternatives; (iv) continued forbearance by the Company's lenders and bondholders during the period under which strategic alternatives are reviewed; (v) the Company's ability to maintain appropriate payment terms with its vendors; (vi) the Company's ability to execute its previously announced company-wide cost reduction program; and (vii) other uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide.

The Company operates 15 plants in North America and 3 in Europe and distributes its foodservice products from 10 distribution centers throughout the United States. For more information about the Company, visit the Company's web site at http://www.radnorholdings.com.

SOURCE Radnor Holdings Corporation

Contact:

R. Radcliffe Hastings, Executive Vice President

610-341-9600

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